Exhibit 23.1
CONSENT OF INEDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2019, with respect to the consolidated balance sheet of RW Holdings NNN REIT, Inc. as of December 31, 2018, the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statement and schedule in Item 15(a), Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, in Supplement No. 9 to the Prospectus related to Registration Statement (Form S-11 No. 333-205684) of RW Holdings NNN REIT, Inc. for the registration of up to 100,000,000 shares of its Class C common stock to be filed with the Securities and Exchange Commission.
/s/ Squar Milner LLP
Irvine, California
April 2, 2019